UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2007
APPROACH RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33801	51-0424817
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

6500 W. Freeway, Suite 800
Fort Worth, Texas		76116
(Address of principal executive offices)		(Zip Code)
Registrant’s Telephone Number, including area code: (817) 989-9000
                     Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 7, 2007, Approach Resources Inc. (the “Company”), together with Neo Canyon Exploration, L.P. (the “Selling Stockholder”), entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, KeyBanc Capital Markets Inc. and Tudor, Pickering & Co. Securities, Inc. (collectively, the “Underwriters”) providing for the offer and sale in a firm commitment underwritten offering of an aggregate of 7,666,667 shares of the Company’s common stock, including 5,605,377 shares issued and sold by the Company and 2,061,290 shares sold by the Selling Stockholder at a price of $12.00 per share ($11.16 per share, net of underwriting discount). In connection with the offering, the Company and the Selling Stockholder granted the Underwriters an option to purchase up to an aggregate of 1,150,000 additional shares at the same price to cover over-allotments.
     In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the Underwriters may be required to make because of any of those liabilities. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
1.1	Underwriting Agreement dated November 7, 2007 among Approach Resources Inc., Neo Canyon Exploration, L.P., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, KeyBanc Capital Markets Inc. and Tudor, Pickering & Co. Securities, Inc.
[Signature page to follow]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Approach Resources Inc.
By:	/s/ J. Ross Craft
J. Ross Craft
President and Chief Executive Officer

Date: November 13, 2007

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Underwriting Agreement dated November 7, 2007 among Approach Resources Inc., Neo Canyon Exploration, L.P., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, KeyBanc Capital Markets Inc. and Tudor, Pickering & Co. Securities, Inc.